PRESS RELEASE
Massey Energy Company
4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	VP, Investor Relations	October 26, 2010
(804) 788-1824

MASSEY ENERGY REPORTS
THIRD QUARTER OPERATING RESULTS

Richmond, Virginia, October 26, 2010 – Massey Energy Company (NYSE: MEE) today reported a net loss of $41.4 million or $0.41 per share for the quarter ended September 30, 2010.  The Company generated $703.7 million of produced coal revenue in the quarter from the sale of 9.9 million tons of coal.  EBITDA in the third quarter of 2010 was $62.1 million.  By comparison, Massey reported net income of $16.5 million on produced coal revenue of $535.5 million in the third quarter of 2009 from the sale of 8.7 million tons of coal. EBITDA in the third quarter of 2009 was $112.1 million.

For the first nine months of 2010, Massey generated Produced coal revenue of $1.97 billion and recorded a net loss of $96.5 million or $1.00 per share.  This compared to Produced coal revenue of $1.82 billion and net income of $80.1 million in the first nine months of 2009.  EBITDA was $231.5 million in the first nine months of 2010 compared to EBITDA of $373.8 million in the first nine months of 2009.

The third quarter and first nine months 2010 results include pretax charges of $14.5 million and $143.4 million, respectively, in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (UBB) that occurred in April 2010.  Excluding the UBB related charges, the Company reported a net loss of $33.8 million or $0.33 per share in the third quarter of 2010 and a net loss of $1.8 million, or $0.02 per share in the first nine months of the year.

Commenting on the Company’s third quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “Our operations struggled during the quarter and we are clearly disappointed with the results.  Several factors combined to reduce production and increase costs.  Notably, our Revolution mine was idled in June for a planned longwall move but remained down throughout the quarter pending MSHA’s approval of its ventilation plan.  Further, as we have noted earlier, increasingly stringent enforcement actions by MSHA resulted in lost shifts and significant loss of productivity.”

“Even as the Upper Big Branch investigation continues, we have refocused management time and attention on our ongoing operations and we expect to make improvements in productivity and costs going forward,” Blankenship added.

Average produced coal revenue per ton was $71.24 in the third quarter of 2010 compared to $61.79 in the third quarter of 2009.  The 15 percent improvement was driven by higher average prices realized on utility coal tons and metallurgical coal tons sold during the quarter.  The increase in utility coal prices was mainly attributable to the addition of higher priced thermal coal contracts assumed in the acquisition of Cumberland Resources and its affiliated companies (“Cumberland”) on April 19, 2010.  The operations acquired from Cumberland shipped 1.9 million tons of coal during the quarter at an average price of

$80.47 per ton.  Prices realized on metallurgical coal sales during the quarter increased by 30 percent compared to the same period a year ago as a result of stronger market demand and the expiration of lower priced contracts.

Average cash cost per ton for the third quarter was $62.50 compared to $49.81 in the third quarter of 2009 (2010 Average cash cost per ton is calculated exclusive of UBB related charges; see Notes 2 and 6 in the attached financial statements).  Lower productivity attributable to discrete geologic conditions, increased regulatory enforcement actions and related temporary shutdowns, increased labor turnover rates and higher surface mine ratios were the key drivers of the cost increase.  In addition, during the third quarter pay increases were put in place for underground and surface mining positions, increasing annual cash cost by approximately $0.70 per ton.

Depreciation, depletion and amortization (DD&A) was $92.5 million in the third quarter 2010 compared to $66.3 million in the third quarter 2009. The increase in DD&A was largely attributable to the acquisition of Cumberland.  DD&A also included $17.3 million in pre-tax amortization expense ($0.11 per share after tax) related to above-market sales contracts and other intangible assets acquired in the Cumberland acquisition.

3nd Quarter Comparative Statistics
	3rd Qtr. 2010	2nd Qtr. 2010	3rd Qtr. 2009

Produced tons (millions)	9.4	9.5	8.8
Produced tons sold (millions)	9.9	9.8	8.7
Produced coal revenue ($ millions)	$703.7	$693.1	$535.5
Produced coal revenue per ton	$71.24	$70.45	$61.79
Average cash cost per ton (excluding UBB charges)	$62.50	$59.51	$49.81
EBITDA ($ millions)	$62.1	$38.1	$112.1
Adjusted EBITDA ($ millions) (excluding UBB charges)	$75.2	$104.8	$112.1

Nine Months Comparative Statistics

	Nine Months 2010	Nine Months 2009

Produced tons (millions)	27.6	29.6
Produced tons sold (millions)	28.2	28.9
Produced coal revenue ($ millions)	$1,968.5	$1,819.8
Produced coal revenue per ton	$69.80	$63.02
Average cash cost per ton (excluding UBB charges)	$59.31	$50.64
EBITDA ($ millions)	$231.5	$373.8
Adjusted EBITDA ($ millions) (excluding UBB charges)	$311.3	$373.8

Reconciliations for non-GAAP financial measures are provided in attached notes to financial statements.

Operations Update

Mining productivity in the third quarter continued to be hampered by issues related directly and indirectly to the UBB tragedy, including MSHA’s increased and often inconsistent regulatory scrutiny and enforcement actions.

Primarily as a result of these issues, productivity, as measured in feet of advance per shift in underground mines, declined by 16 percent in the third quarter of 2010 as compared to the first quarter of 2010 prior to the UBB accident.  Production costs per ton in underground mines increased by 13 percent in the same period.

In response to these productivity issues, Massey has refocused its management and production personnel on training and efficiency improvements.  As a result, productivity stabilized and showed slight improvement in underground mines in each subsequent month during the third quarter.  More significantly, underground productivity during the first 3 weeks of the fourth quarter was up by approximately 10 percent over the third quarter average.

Massey expects future production to be aided by the recommencement of production on September 21, 2010 at the Revolution longwall mine and by the recommencement on October 18, 2010 of the Sprouse Creek preparation plant, which has been modernized.  The Revolution longwall mine has the capacity to produce approximately 1.0 million tons annually.  The mines feeding the Sprouse Creek facility can currently provide approximately 400,000 tons of additional annual production capacity, most of which is metallurgical coal.

In addition, the Company anticipates starting up the Zigmond processing facility in early December 2010, which should process approximately 1.2 million tons of annualized met coal production.

Liquidity and Capital Resources

At September 30, 2010, Massey had total liquidity of $571.0 million comprised of cash and cash equivalents totaling $477.0 million and $94.0 million in available credit on its asset-based revolving credit facility. This compared to total liquidity of $764.2 million comprised of $665.8 million in cash and cash equivalents and $98.4 million in available credit on its asset-based revolving credit facility at December 31, 2009.

Total debt at September 30, 2010 was $1,311.3 million compared to $1,319.1 million at December 31, 2009.    Massey's total debt-to-book capitalization ratio was 40.9 percent at September 30, 2010 compared to 51.2 percent at December 31, 2009.

Capital expenditures for the third quarter 2010 totaled $114.6 million compared to $43.8 million in the third quarter 2009.

Coal Market Overview

Favorable pricing trends for thermal coal in 2011, 2012 and 2013 have been sustained by unusually warm summer weather, declining utility stockpiles and declining production in Central Appalachia primarily resulting from regulatory and permitting constraints.

•
Coal burn at utilities in the Southeastern United States increased by 9 percent during the first 8 months of 2010 compared to the same period a year ago.   The total burn of Central Appalachia coal increased by an estimated 11 percent in the first 8 months of 2010 versus the first 8 months of 2009.

•
Coal stockpiles at Southeastern utilities were down 24 percent at the end of August 2010 as compared to the end of August 2009.  Even so, stockpile levels remained approximately 12 percent higher than normal (5 year average) for the month August.

•	U.S. exports of steam coal declined by 3 percent in the first 8 months of 2010.
•	Total U.S. coal production in the third quarter of 2010 was essentially even with production in the third quarter of 2009.
•
Coal production in Central Appalachia was down approximately 4 percent in the third quarter of 2010 when compared to the third quarter of 2009.  On a September year-to-date basis, Central Appalachia coal production was down by approximately 6 percent compared to the same period in 2009.

Metallurgical coal pricing has remained strong during the first nine months of the year as demand for steel continued to grow in the United States and key developing countries, principally China and India.

•	Capacity utilization at U.S. steel mills at the end of the third quarter 2010 was approximately 69 percent compared to 22 percent at the same time in 2009.
•	U.S. crude steel production was up approximately 55 percent during the first 8 months of 2010 compared to the same period last year.
•
Crude steel production in China increased 16 percent during the first 8 months of 2010 compared to the same period a year ago.  Crude steel production in India increased 19 percent in the first 8 months of the year.  Total world steel production increased 23 percent in the same period of comparison.

•	U.S. exports of metallurgical coal increased 88 percent during the first 8 months of 2010.

Massey expects long-term global demand for high quality metallurgical coal to grow faster than the global capacity to produce it.  As a result, Massey believes its estimated 1.3 billion tons of metallurgical quality coal reserves, well-capitalized operations and modern infrastructure will provide the Company with increasing opportunities to sell high quality coal to an expanding network of global metallurgical coal customers.

Guidance Update

Massey expects that full year 2010 produced coal shipments will be approximately 38.5 million tons, with average produced coal realization of approximately $70.50 per ton.  Average cash cost per ton for the full year 2010 is expected to be approximately $60.00, excluding charges and ongoing expenses related to the Upper Big Branch mine tragedy.  Other income is expected to be between $100 and $120 million.  Capital expenditures for 2010 are expected to be in the range of $400 to $420 million.  DD&A is expected to be approximately $405 million for the full year, including approximately $53 million related to the amortization of acquired sales contracts and other intangibles.

For 2011, Massey projects produced coal shipments in the range of 43.0 to 47.0 million tons.  The decrease from previous guidance is largely caused by thermal coal having been removed from the production outlook due to ongoing difficulty of operating certain mines under new regulatory requirements.  Average produced coal realization in 2011 is expected to be between $81.00 and $86.00 per ton.  The Company has commitments for sales of 38.5 million tons of coal in 2011, including 32.2 million tons that are sold and priced at an average price of approximately $74.00 per ton.  The sold and priced tons include 4.0 million tons of metallurgical coal.  Massey now expects met coal shipments for 2011 to be in the range of 10 to 14 million tons.

Average cash cost per ton for the full year 2011 is expected to be in the range of $59.00 to $62.00.  Other income is expected to be between $20 and $100 million.  The Company expects capital expenditures in 2011 to be in the range of $400 to $550 million.  DD&A is expected to be $390 million with approximately $60 million of amortization of acquired sales contracts and other intangibles.

For 2012, Massey has commitments for produced coal shipments of 27.2 million tons, of which 18.7 million tons are sold and priced at an average price of approximately $73.00 per ton.  The sold and priced tons include approximately 1.6 million tons of metallurgical coal.

Changes to Company issued guidance are summarized below:

	2010		2011
(In millions except per ton amounts)	Previous Estimate 1	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	39.0	38.5	45.0 to 51.0	43.0 to 47.0
Average Price/Ton	$71.00	$70.50	$82.00 to $86.00	$81.00 to $86.00
Cash Cost/Ton2	$60.00	$60.00	$57.00 to $61.00	$59.00 to $62.00
CAPEX (approx)	$350 to $380	$400 to $420	$350 to $500	$400 to $550
Other Income	$80 to $120	$100 to $120	$20 to $100	$20 to $100

DD&A	$400	$405	$390	$390

Note 1: Previous estimate as published in a press release dated September 16, 2010
Note 2: 2010 and 2011 Cash Cost/Ton guidance ranges exclude charges and ongoing expenses related to the UBB mine tragedy.

Conference Call, Webcast and Replay

Members of the Massey senior management will hold a conference call to discuss the third quarter results and operations on Wednesday, October 27, 2010 at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through November 27, 2010.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of circumstances or events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others: the Company’s cash flows, results of operation or financial condition; the successful completion of acquisition, disposition or financing transactions;  the impact of the Upper Big Branch mine explosion and the effect thereof on our business; our ability to successfully integrate the operations we acquire, including as a result of the acquisition of Cumberland; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; inherent complexities make it more difficult and costly to mine in Central Appalachia than in other parts of the United States; our production capabilities to meet market expectations and customer requirements; our ability to obtain coal from brokerage sources or contract miners in accordance with their contracts; our ability to obtain and renew permits necessary for our existing and planned operations in a timely manner; the cost and availability of transportation for our produced coal; our ability to expand our mining capacity; our ability to manage production costs, including labor costs; adjustments made in price, volume or terms to existing coal supply agreements; the worldwide market demand for coal, electricity and steel; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy such as natural gas and nuclear energy; competition among coal and other energy producers, in the United States and internationally; our ability to timely obtain necessary supplies and equipment; our reliance upon and relationships with our customers and suppliers; the creditworthiness of our customers and suppliers; our ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; our assumptions and projections concerning economically recoverable coal reserve estimates; our failure to enter into anticipated new contracts; future economic or capital market conditions; foreign currency fluctuations; the availability and costs of credit, surety bonds and letters of credit that we require; the lack of insurance against all potential operating risks; our assumptions and projections regarding pension and other post-retirement benefit liabilities; our interpretation and application of accounting literature related to mining specific issues; our assumptions concerning economically recoverable coal reserve estimates, and the successful implementation of our strategic plans and objectives for future operations and expansion or consolidation.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed on March 1, 2010 and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(In Millions, Except Number of Employees, Per Share and Per Ton Information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
Produced coal revenue	$703.7	$535.5	$1,968.5	$1,819.8
Freight and handling revenue	65.4	52.5	201.2	171.3
Purchased coal revenue	28.8	14.6	70.4	43.7
Other revenue	12.3	39.0	68.9	72.5
Total revenues	810.2	641.6	2,309.0	2,107.3

Costs and expenses
Cost of produced coal revenue	630.5	431.7	1,749.8	1,462.2
Freight and handling costs	65.4	52.5	201.2	171.3
Cost of purchased coal revenue	26.1	18.4	65.2	39.1
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	76.8	66.1	274.0	204.5
Selling, general and administrative	15.7	0.2	32.0	2.1
Selling, general and administrative	23.2	21.5	75.8	63.4
Other expense	0.7	0.6	7.3	2.0
Loss (Gain) on derivative instruments	2.2	4.8	(21.8)	(4.5)
Total costs and expenses	840.6	595.8	2,383.5	1,940.1

(Loss) Income before interest and taxes	(30.4)	45.8	(74.5)	167.2
Interest income	0.3	0.6	2.0	12.3
Interest expense	(25.8)	(25.5)	(76.2)	(76.2)
Gain on short-term investment	0.9	-	4.7	-
(Loss) Income before taxes	(55.0)	20.9	(144.0)	103.3
Income tax benefit (expense)	13.6	(4.4)	47.5	(23.2)

Net (loss) income	$(41.4)	$16.5	$(96.5)	$80.1

Net (loss) income per share
Basic	$(0.41)	$0.19	$(1.00)	$0.94
Diluted	$(0.41)	$0.19	$(1.00)	$0.94

Shares used to calculate net (loss) income per share
Basic	101.6	84.9	96.1	84.9
Diluted	101.6	85.7	96.1	85.4

EBIT	$(30.4)	$45.8	$(74.5)	$167.2
EBITDA	$62.1	$112.1	$231.5	$373.8
Adjusted EBITDA excluding the UBB charge (see
Note 2 and Note 5)	$75.2	$112.1	$311.3	$373.8

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Produced tons sold:
Utility	7.2	6.1	19.4	21.4
Metallurgical	1.8	1.9	6.3	5.5
Industrial	0.9	0.7	2.5	2.0
Total produced tons sold	9.9	8.7	28.2	28.9

Total tons produced	9.4	8.8	27.6	29.6

Produced coal revenue per ton sold:
Utility	$62.37	$53.84	$61.05	$53.74
Metallurgical	$109.72	$84.58	$97.64	$97.60
Industrial	$64.94	$69.26	$67.72	$68.25
Produced coal revenue per ton sold	$71.24	$61.79	$69.80	$63.02

Average cash cost per ton	$62.50	$49.81	$59.31	$50.64

Capital expenditures	$114.6	$43.8	$279.4	$223.0
Number of employees at period end	7,159	5,675	7,159	5,675

			September 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents			$477.0	$665.8
Short-term investment			-	10.9
Trade and other accounts receivable			289.5	121.6
Inventories			265.7	269.8
Income tax receivable			14.3	10.5
Other current assets			173.9	236.0
Property, plant and equipment, net			3,181.3	2,344.8
Intangible assets, net			134.0	-
Goodwill			35.2	-
Other noncurrent assets			132.4	140.3

Total assets			$4,703.3	$3,799.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt			$3.1	$23.5
Accounts payable, principally trade and bank overdrafts			228.0	164.9
Payroll and employee benefits			71.0	63.6
Other current liabilities			290.8	192.9
Long-term debt			1,308.2	1,295.6
Deferred taxes			258.6	209.2
Pension obligations			47.0	55.6
Other noncurrent liabilities			605.5	538.1

Total liabilities			2,812.2	2,543.4

Total stockholders' equity			1,891.1	1,256.3

Total liabilities and stockholders' equity			$4,703.3	$3,799.7

Note 1:  The number of shares used to calculate basic Net (loss) income per share is based on the weighted average outstanding shares of Massey during the respective periods.  The number of shares used to calculate diluted Net (loss) income per share is based on the number of shares used to calculate basic Net (loss) income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States ("GAAP"), the effect of certain dilutive securities was excluded from the calculation of the diluted Net (loss) income per share in the three and nine months ended September 30, 2010 and 2009, as such inclusion would result in antidilution.

Note 2:  The three and nine months ended September 30, 2010, include pretax charges of $14.5 million and $143.4 million, respectively, in incurred costs, asset impairments and accrued reserves associated with the tragic accident at the Upper Big Branch mine (“UBB”) that occurred in April 2010.  The table below summarizes expenses incurred by Massey related to the UBB accident, broken down by the financial statement line where the expenses were included:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Cost of produced coal revenue	$13.1	$-	$77.1	$-
Selling, general and administrative	-	-	2.7	-
Depreciation, depletion and amortization	1.4	-	63.6	-
UBB charge	$14.5	$-	$143.4	$-

"Net (loss) income excluding the UBB charge" is defined as Net (loss) income before the UBB charge, net of taxes (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although Net (loss) income excluding the UBB charge is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a picture of the Company’s results that is comparable among periods since it excludes the impact of an event that is non-recurring and distorts comparisons between periods.  Net (loss) income excluding the UBB charge does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Net (loss) income to Net (loss) income excluding the UBB charge and the related per diluted share amounts.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010	Per Share	2009	Per Share	2010	Per Share	2009	Per Share
Net (loss) income	$(41.4)	$(0.41)	$16.5	$0.19	$(96.5)	$(1.00)	$80.1	$0.94
UBB charge, net of tax	7.6	0.08	-	-	94.7	0.98	-	-
Net (loss) income excluding
the UBB charge	$(33.8)	$(0.33)	$16.5	$0.19	$(1.8)	$(0.02)	$80.1	$0.94

Note 3:  Loss (Gain) on derivative instruments represents the net loss (gain) for certain coal contracts that meet the definition of a derivative instrument but do not qualify for the normal purchase normal sale exception.  These contracts are recognized at fair value and changes to their value are recognized as gains or losses in the current period earnings.

Note 4:  Gain on short-term investment reflects the difference between Massey’s book value in the Reserve Primary Fund and total distributions received from the fund.  At December 31, 2009, Massey’s investment in the Reserve Primary Fund was $10.9 million, net of an estimated $6.5 million loss recorded in 2008.  During the nine months ended September 30, 2010, Massey received distributions totaling $15.6 million. Consequently, Massey recorded a $4.7 million gain.

Note 5:  "EBIT" is defined as (Loss) Income before interest and taxes.  "EBITDA" is defined as (Loss) Income before interest and taxes before deducting Depreciation, depletion, and amortization ("DD&A").  "Adjusted EBITDA excluding the UBB charge" is defined as EBITDA before the UBB charge, excluding DD&A (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although neither EBIT nor EBITDA are measures of performance calculated in conformity with GAAP, management believes that both measures are useful to an investor in evaluating Massey because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow.  Neither EBIT nor EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP.  In addition, because neither EBIT nor EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net (loss) income to EBIT, EBITDA and Adjusted EBITDA excluding the UBB charge.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net (loss) income	$(41.4)	$16.5	$(96.5)	$80.1
Plus: Income tax (benefit) expense	(13.6)	4.4	(47.5)	23.2
Plus: Net interest expense and
Gain on short-term investment	24.6	24.9	69.5	63.9
EBIT	(30.4)	45.8	(74.5)	167.2
Plus: Depreciation, depletion and amortization	92.5	66.3	306.0	206.6
EBITDA	62.1	112.1	231.5	373.8
Plus: UBB charge (excluding DD&A, see Note 2)	13.1	-	79.8	-
Adjusted EBITDA excluding the UBB charge	$75.2	$112.1	$311.3	$373.8

Note 6:  "Average cash cost per ton" is calculated as Cost of produced coal revenue (excluding Selling, general and administrative expense ("SG&A"), DD&A and the UBB charge) divided by the number of produced tons sold.  In order to conform more closely to common industry reporting practices, during the third quarter of 2009, management changed Massey’s calculation of cash cost to exclude SG&A expense.  This change has been reflected in the presentation of data for both the current and comparative past reporting periods in this release. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Total costs and expenses	$840.6	$595.8	$2,383.5	$1,940.1
Less: Freight and handling costs	65.4	52.5	201.2	171.3
Less: Cost of purchased coal revenue	26.1	18.4	65.2	39.1
Less: Depreciation, depletion and
amortization	92.5	66.3	306.0	206.6
Less: Selling, general and administrative	23.2	21.5	75.8	63.4
Less: Other expense	0.7	0.6	7.3	2.0
Less: Loss (gain) on derivative instruments	2.2	4.8	(21.8)	(4.5)
Less: UBB charge (excluding SG&A and
DD&A, see Note 2)	13.1	-	77.1	-
Average cash cost	$617.4	$431.7	$1,672.7	$1,462.2
Average cash cost per ton	$62.50	$49.81	$59.31	$50.64

Note 7:  Massey’s debt is comprised of the following:

	September 30,	December 31,
	2010	2009
6.875% senior notes due 2013, net of discount of $2.7
and $3.3, respectively	$757.3	$756.8
3.25% convertible senior notes due 2015, net of discount of $117.9
and $132.6, respectively	541.2	526.5
6.625% senior notes due 2010	-	21.9
2.25% convertible senior notes due 2024	9.6	9.6
Capital lease obligations	3.2	4.3
Total debt	1,311.3	1,319.1
Less: Short-term debt	3.1	23.5
Total long-term debt	$1,308.2	$1,295.6

Note 8:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash (included in Other current assets).  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt.

	September 30,	December 31,
	2010	2009
Long-term debt	$1,308.2	$1,295.6
Plus: Short-term debt	3.1	23.5
Less: Cash and cash equivalents	477.0	665.8
Less: Short-term investment	-	10.9
Less: Restricted cash	73.4	121.5
Net debt	$760.9	$520.9

Note 9:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity.  The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 8) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30,	December 31,
	2010	2009
Long-term debt	$1,308.2	$1,295.6
Plus: Short-term debt	3.1	23.5
Total debt (numerator)	1,311.3	1,319.1

Plus: Total shareholders' equity	1,891.1	1,256.3
Book capitalization (denominator)	$3,202.4	$2,575.4

Total debt-to-book capitalization ratio	40.9%	51.2%

Net debt (from Note 8) (numerator)	760.9	520.9
Plus: Total shareholders' equity	1,891.1	1,256.3
Adjusted book capitalization (denominator)	$2,652.0	$1,777.2

Total net debt-to-book capitalization ratio	28.7%	29.3%

Note 10:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 6).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Produced coal revenue	$703.7	$71.24	$535.5	$61.79	$1,968.5	$69.80	$1,819.8	$63.02
Less: Average cash cost
(from Note 6)	617.4	62.50	431.7	49.81	1,672.7	59.31	1,462.2	50.64
Operating cash margin	$86.3	$8.74	$103.8	$11.98	$295.8	$10.49	$357.6	$12.38

Note 11:  "Other income" is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue, Other expense and Loss (Gain) on derivative instruments.  Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey because it is a widely used measure of gross income from non-core sources.  Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Other revenue	$12.3	$39.0	$68.9	$72.5
Plus: Purchased coal revenue	28.8	14.6	70.4	43.7
Less: Cost of purchased coal revenue	26.1	18.4	65.2	39.1
Less: Other expense	0.7	0.6	7.3	2.0
Less: Loss (Gain) on derivative instruments	2.2	4.8	(21.8)	(4.5)
Other income	$12.1	$29.8	$88.6	$79.6